UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934
(Amendment No. 6)*

Acucela Inc.
(Name of Issuer)

Common Stock, no par value
(Title of Class of Securities)

00510T 109
(CUSIP Number)

Masashi Okuyama
Legal & Compliance Dept. of SBI Holdings, Inc.
SBI Holdings, Inc.
Izumi Garden Tower 19F, 1-6-1 Roppongi, Minato-ku, Tokyo 106-6019, Japan
+81-3-6229-0122

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

April 8, 2015
(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g) check the following box:  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No. 00510T 109

1	Name of reporting person: SBI Holdings, Inc.
2	Check the appropriate box if a member of a group (a) ☒ (b) ☐ Please see response to Item 5
3	SEC use only
4	Source of funds OO
5	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Japan
Number of shares beneficially owned by each reporting person with	7	Sole voting power -0-
	8	Shared voting power 7,752,425
	9	Sole dispositive power -0-
	10	Shared dispositive power 7,752,425
11	Aggregate amount beneficially owned by each reporting person 7,752,425
12	Check box if the aggregate amount in Row (11) excludes certain shares ☐
13	Percent of class represented by amount in Row (11) 21.6% (1)
14	Type of reporting person CO (Corporation organized in Japan)

CUSIP No. 00510T 109

1	Name of reporting person: SBI Capital Management Co., Ltd.
2	Check the appropriate box if a member of a group (a) ☒ (b) ☐ Please see response to Item 5
3	SEC use only
4	Source of funds OO
5	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Japan
Number of shares beneficially owned by each reporting person with	7	Sole voting power -0-
	8	Shared voting power 6,266,497
	9	Sole dispositive power -0-
	10	Shared dispositive power 6,266,497
11	Aggregate amount beneficially owned by each reporting person 6,266,497
12	Check box if the aggregate amount in Row (11) excludes certain shares ☐
13	Percent of class represented by amount in Row (11) 17.5%
14	Type of reporting person CO (Corporation organized in Japan)

CUSIP No. 00510T 109

1	Name of reporting person: SBI Investment Co., Ltd.
2	Check the appropriate box if a member of a group (a) ☒ (b) ☐ Please see response to Item 5
3	SEC use only
4	Source of funds OO
5	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Japan
Number of shares beneficially owned by each reporting person with	7	Sole voting power -0-
	8	Shared voting power 4,229,743
	9	Sole dispositive power -0-
	10	Shared dispositive power 4,229,743
11	Aggregate amount beneficially owned by each reporting person 4,229,743
12	Check box if the aggregate amount in Row (11) excludes certain shares ☐
13	Percent of class represented by amount in Row (11) 11.8%
14	Type of reporting person CO (Corporation organized in Japan)

CUSIP No. 00510T 109

1	Name of reporting person: SBI Incubation Co., Ltd.
2	Check the appropriate box if a member of a group (a) ☒ (b) ☐ Please see response to Item 5
3	SEC use only
4	Source of funds OO
5	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Japan
Number of shares beneficially owned by each reporting person with	7	Sole voting power -0-
	8	Shared voting power 1,485,928
	9	Sole dispositive power -0-
	10	Shared dispositive power 1,485,928
11	Aggregate amount beneficially owned by each reporting person 1,485,928
12	Check box if the aggregate amount in Row (11) excludes certain shares ☐
13	Percent of class represented by amount in Row (11) 4.1%
14	Type of reporting person CO (Corporation organized in Japan)

CUSIP No. 00510T 109

1	Name of reporting person: Trans-Science No. 2A Investment Limited Partnership
2	Check the appropriate box if a member of a group (a) ☒ (b) ☐ Please see response to Item 5
3	SEC use only
4	Source of funds OO
5	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Japan
Number of shares beneficially owned by each reporting person with	7	Sole voting power -0-
	8	Shared voting power 69,628
	9	Sole dispositive power -0-
	10	Shared dispositive power 69,628
11	Aggregate amount beneficially owned by each reporting person 69,628
12	Check box if the aggregate amount in Row (11) excludes certain shares ☐
13	Percent of class represented by amount in Row (11) 0.2%
14	Type of reporting person PN (Limited partnership organized in Japan)

CUSIP No. 00510T 109

1	Name of reporting person: SBI Transscience Co., Ltd.
2	Check the appropriate box if a member of a group (a) ☒ (b) ☐ Please see response to Item 5
3	SEC use only
4	Source of funds OO
5	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Japan
Number of shares beneficially owned by each reporting person with	7	Sole voting power -0-
	8	Shared voting power 69,628
	9	Sole dispositive power -0-
	10	Shared dispositive power 69,628
11	Aggregate amount beneficially owned by each reporting person 69,628
12	Check box if the aggregate amount in Row (11) excludes certain shares ☐
13	Percent of class represented by amount in Row (11) 0.2%
14	Type of reporting person CO (Corporation organized in Japan)

CUSIP No. 00510T 109

1	Name of reporting person: BIOVISION Life Science Fund No.1
2	Check the appropriate box if a member of a group (a) ☒ (b) ☐ Please see response to Item 5
3	SEC use only
4	Source of funds OO
5	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Japan
Number of shares beneficially owned by each reporting person with	7	Sole voting power -0-
	8	Shared voting power 1,777,778
	9	Sole dispositive power -0-
	10	Shared dispositive power 1,777,778
11	Aggregate amount beneficially owned by each reporting person 1,777,778
12	Check box if the aggregate amount in Row (11) excludes certain shares ☐
13	Percent of class represented by amount in Row (11) 5.0%
14	Type of reporting person PN (Limited partnership organized in Japan)

CUSIP No. 00510T 109

1	Name of reporting person: SBI BB Media Investment Limited Partnership
2	Check the appropriate box if a member of a group (a) ☒ (b) ☐ Please see response to Item 5
3	SEC use only
4	Source of funds OO
5	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Japan
Number of shares beneficially owned by each reporting person with	7	Sole voting power -0-
	8	Shared voting power -0-
	9	Sole dispositive power -0-
	10	Shared dispositive power -0-
11	Aggregate amount beneficially owned by each reporting person -0-
12	Check box if the aggregate amount in Row (11) excludes certain shares ☐
13	Percent of class represented by amount in Row (11) -0-
14	Type of reporting person PN (Limited partnership organized in Japan)

CUSIP No. 00510T 109

1	Name of reporting person: SBI Bio Life Science Investment LPS
2	Check the appropriate box if a member of a group (a) ☒ (b) ☐ Please see response to Item 5
3	SEC use only
4	Source of funds OO
5	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Japan
Number of shares beneficially owned by each reporting person with	7	Sole voting power -0-
	8	Shared voting power 1,871,250
	9	Sole dispositive power -0-
	10	Shared dispositive power 1,871,250
11	Aggregate amount beneficially owned by each reporting person 1,871,250
12	Check box if the aggregate amount in Row (11) excludes certain shares ☐
13	Percent of class represented by amount in Row (11) 5.2%
14	Type of reporting person PN (Limited partnership organized in Japan)

CUSIP No. 00510T 109

1	Name of reporting person: SBI BB Mobile Investment LPS
2	Check the appropriate box if a member of a group (a) ☒ (b) ☐ Please see response to Item 5
3	SEC use only
4	Source of funds OO
5	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Japan
Number of shares beneficially owned by each reporting person with	7	Sole voting power -0-
	8	Shared voting power 258,582
	9	Sole dispositive power -0-
	10	Shared dispositive power 258,582
11	Aggregate amount beneficially owned by each reporting person 258,582
12	Check box if the aggregate amount in Row (11) excludes certain shares ☐
13	Percent of class represented by amount in Row (11) 0.7%
14	Type of reporting person PN (Limited partnership organized in Japan)

CUSIP No. 00510T 109

1	Name of reporting person: SBI Phoenix No. 1 Investment LPS
2	Check the appropriate box if a member of a group (a) ☒ (b) ☐ Please see response to Item 5
3	SEC use only
4	Source of funds OO
5	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Japan
Number of shares beneficially owned by each reporting person with	7	Sole voting power -0-
	8	Shared voting power 252,505
	9	Sole dispositive power -0-
	10	Shared dispositive power 252,505
11	Aggregate amount beneficially owned by each reporting person 252,505
12	Check box if the aggregate amount in Row (11) excludes certain shares ☐
13	Percent of class represented by amount in Row (11) 0.7%
14	Type of reporting person PN (Limited partnership organized in Japan)

CUSIP No. 00510T 109

1	Name of reporting person: SBI Broadband Fund No. 1 Limited Partnership
2	Check the appropriate box if a member of a group (a) ☒ (b) ☐ Please see response to Item 5
3	SEC use only
4	Source of funds OO
5	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Japan
Number of shares beneficially owned by each reporting person with	7	Sole voting power -0-
	8	Shared voting power -0-
	9	Sole dispositive power -0-
	10	Shared dispositive power -0-
11	Aggregate amount beneficially owned by each reporting person -0-
12	Check box if the aggregate amount in Row (11) excludes certain shares ☐
13	Percent of class represented by amount in Row (11) -0-
14	Type of reporting person PN (Limited partnership organized in Japan)

SCHEDULE 13D

Acucela Inc.

EXPLANATORY NOTE

The Statement on Schedule 13D originally filed by the persons named therein with the Securities and Exchange Commission on February 20, 2014, as amended by Amendment No. 1 dated September 30, 2014, and filed October 10, 2014, Amendment No. 2 dated January 28, 2015, and filed January 30, 2015, Amendment No. 3 dated March 2, 2015, and filed March 3, 2015, Amendment No. 4 dated March 13, 2015 and filed March 17, 2015, Amendment No 5 dated March 31, 2015 and filed April 3, 2015 (as so amended, the “Statement”), is hereby amended with respect to the items set forth below by this Amendment No. 6 (this “Amendment”).  Capitalized terms used herein and not otherwise defined have the meanings assigned to such terms in the Statement. Except as otherwise provided herein, each Item of the Statement remains unchanged.

Item 5.	Interest in Securities of the Issuer.

The table in Item 5(a) and 5(b) is hereby deleted and replaced in its entirety with the following for the purpose of correcting the table to show that SBI Investment Co., Ltd is the beneficial owner of the shares held by SBI Transscience Co., Ltd. in addition to certain other clarifications, none of which alter the previously reported beneficial ownership of SBI Holdings, Inc., the ultimate beneficial owner of the shares held by the Reporting Persons (Item 5 is otherwise unchanged from the last amendment):

(a), (b)
 As of the date hereof, each of the Reporting Persons may be deemed to beneficially own the aggregate number of and percentage of Common Stock listed opposite its name:

Reporting Person	Amount Beneficially Owned1	Percent of Class2	Sole power to vote or direct the vote	Shared power to vote or direct the vote	Sole power to dispose or direct the disposition of	Shared power to dispose or direct the disposition of

SBI Holdings, Inc.	7,752,425	21.6%	0	7,752,425	0	7,752,425

SBI Capital Management Co., Ltd.	6,266,497	17.5%	0	6,266,497	0	6,266,497

SBI Investment Co., Ltd.	4,229,743	11.8%	0	4,229,743	0	4,229,743

1 Each of the Reporting Persons expressly disclaims beneficial ownership of the Common Stock, except to the extent of such Reporting Person’s pecuniary interest therein.

2 The percentage ownership is based upon 35,809,467 outstanding shares as reported by the Issuer in its FORM 10-K filed with the Securities and Exchange Commission on March 30, 2015.

SBI Incubation Co., Ltd.	1,485,928	4.1%	0	1,485,928	0	1,485,928

Trans- Science No. 2A Investment Limited Partnership	69,628	0.2%	0	69,628	0	69,628

SBI Transscience Co., Ltd.	69,628	0.2%	0	69,628	0	69,628

SBI BB Media Investment Limited Partnership	0	0	0	0	0	0

BIOVISION Life Science Fund No.1	1,777,778	5.0%	0	1,777,778	0	1,777,778

SBI Bio Life Science Investment LPS	1,871,250	5.2%	0	1,871,250	0	1,871,250

SBI BB Mobile Investment LPS	258,582	0.7%	0	258,582	0	258,582

SBI Phoenix No. 1 Investment LPS	252,505	0.7%	0	252,505	0	252,505

SBI Broadband Fund No. 1 Limited Partnership	0	0	0	0	0	0

Item 7.	Material to Be Filed as Exhibits.

The following documents are filed as exhibits:

Exhibit 1 –	Joint Filing Agreement, dated April 8, 2015, by and among the Reporting Persons.

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

SBI HOLDINGS, INC.

By:	/s/ Yoshitaka Kitao
Name:	Yoshitaka Kitao
Title:	Representative Director, President & CEO

SBI CAPITAL MANGEMENT CO., LTD.

SBI INVESTMENT CO., LTD.,

SBI INCUBATION CO., LTD.,

BIOVISION LIFE SCIENCE FUND NO.1,

SBI BB MEDIA INVESTMENT LIMITED
PARTNERSHIP,

SBI BIO LIFE SCIENCE INVESTMENT LPS,

SBI BB MOBILE INVESTMENT LPS,

SBI PHOENIX NO. 1 INVESTMENT LPS,

AND

SBI BROADBAND FUND NO. 1 LIMITED
PARTNERSHIP

By:	/s/ Katsuya Kawashima
Name:	Katsuya Kawashima
Title:	Authorized Signatory

TRANS-SCIENCE NO. 2A INVESTMENT LIMITED PARTNERSHIP, AND SBI TRANSSCIENCE CO., LTD.

By:	/s/ Takashi Nakagawa
Name:	Takashi Nakagawa
Title:	Authorized Signatory

EXHIBIT INDEX

Exhibit	Description
1	Joint Filing Agreement

EXHIBIT 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D and any amendment thereto need be filed with respect to the ownership by each of the undersigned of shares of stock of Acucela Inc.

EXECUTED this 8th day of April, 2015.

SBI HOLDINGS, INC.

By:	/s/ Yoshitaka Kitao
Name:	Yoshitaka Kitao
Title:	Representative Director, President & CEO

SBI CAPITAL MANGEMENT CO., LTD.

SBI INVESTMENT CO., LTD.,

SBI INCUBATION CO., LTD.,

BIOVISION LIFE SCIENCE FUND NO.1,

SBI BB MEDIA INVESTMENT LIMITED PARTNERSHIP,

SBI BIO LIFE SCIENCE INVESTMENT LPS,

SBI BB MOBILE INVESTMENT LPS,

SBI PHOENIX NO. 1 INVESTMENT LPS,

AND

SBI BROADBAND FUND NO. 1 LIMITED PARTNERSHIP

By:	/s/ Katsuya Kawashima
Name:	Katsuya Kawashima
Title:	Authorized Signatory

TRANS-SCIENCE NO. 2A INVESTMENT LIMITED PARTNERSHIP,

AND

SBI TRANSSCIENCE CO., LTD.

By:	/s/ Takashi Nakagawa
Name:	Takashi Nakagawa
Title:	Authorized Signatory